Exhibit 1.1

PURCHASE AGREEMENT

June 12, 2014

MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATED

As Representative of the Initial Purchasers

set forth on Schedule A hereto

c/o Merrill Lynch, Pierce, Fenner & Smith

Incorporated

One Bryant Park

New York, New York 10036

Ladies and Gentlemen:

Introductory. Chesapeake Oilfield Operating, L.L.C., an Oklahoma limited liability company, which, following the Closing Date (as defined below) in connection with the Spin Transactions (as defined below), is expected to convert into Seventy Seven Energy Inc., an Oklahoma corporation (such entity, before and after such conversion, if any, the “Issuer”), proposes to issue and sell to Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and the other several Initial Purchasers named in Schedule A (the “Initial Purchasers”), acting severally and not jointly, the respective amounts set forth in such Schedule A of $500,000,000 aggregate principal amount of the Issuer’s 6.5% Senior Notes due 2022 (the “Notes”). Merrill Lynch has agreed to act as the representative of the several Initial Purchasers (the “Representative”) in connection with the offering and sale of the Notes.

The Notes will be issued pursuant to an indenture, to be dated as of the Closing Date (as defined in Section 2 hereof) (the “Indenture”), among the Issuer and Wells Fargo Bank, National Association, as trustee (the “Trustee”). Notes will be issued only in book-entry form in the name of Cede & Co., as nominee of The Depository Trust Company (the “Depositary”) pursuant to a letter of representations, to be dated on or before the Closing Date (the “DTC LOR”), among the Issuer, the Trustee and the Depositary.

The holders of the Notes will be entitled to the benefits of a registration rights agreement, to be dated as of the Closing Date (the “Registration Rights Agreement”), among the Issuer and the Initial Purchasers, pursuant to which the Issuer will be required to file with the Securities and Exchange Commission (the “Commission”), under the circumstances set forth therein, (i) a registration statement under the Securities Act of 1933 (as amended, the “Securities Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder) relating to another series of debt securities of the Issuer with terms substantially identical to the Notes (the “Exchange Notes”) to be offered in exchange for the Notes (the “Exchange Offer”) and (ii) a shelf registration statement pursuant to Rule 415 under the Securities Act relating to the resale by certain holders of the Notes, and in each case, to use its commercially reasonable efforts to cause such registration statements to be declared effective. All references herein to the Exchange Notes and the Exchange Offer are only applicable if the Issuer is in fact required to consummate the Exchange Offer pursuant to the terms of the Registration Rights Agreement.

It is understood and agreed to by all parties that, as of the Closing Date , the Issuer will be an indirect wholly owned subsidiary of CEC. The subsidiaries of the Issuer as of the date hereof are listed on Schedule B-1 hereto. The subsidiaries of the Issuer after giving effect to the Spin Transactions (as defined below) are listed on Schedule B-2 hereto.

It is further understood and agreed by all parties hereto that the board of directors of CEC has declared a dividend to the holders of common stock of CEC consisting of one share of Seventy Seven Energy Inc. for every 14 shares of common stock of CEC held on the record date for such dividend (the payment of such dividend being referred to herein as the “Spin-off”). The transactions related to the Spin-off as described in the Pricing Disclosure Package are referred to herein as the “Spin Transactions” and the date on which all of the Spin Transactions have all been consummated is referred to herein as the “Spin Date.”

This Agreement, the Registration Rights Agreement, the Notes, the Exchange Notes and the Indenture are referred to herein as the “Transaction Documents.”

The issuance and sale of the Notes pursuant to this Agreement, the use of the net proceeds from the sale of the Notes as described in the Pricing Disclosure Package (as defined below), the consummation of the Exchange Offer are referred to herein collectively as the “Transactions.”

The Issuer understands that the Initial Purchasers propose to make an offering of the Notes on the terms and in the manner set forth herein and in the Pricing Disclosure Package (as defined below) and agrees that the Initial Purchasers may resell, subject to the conditions set forth herein, all or a portion of the Notes to purchasers (the “Subsequent Purchasers”) on the terms set forth in the Pricing Disclosure Package (the first time when resales of the Notes are made, which is 5:50 p.m., New York City time, on the date of this Agreement, is referred to as the “Time of Sale”). The Notes are to be offered and sold to or through the Initial Purchasers without being registered with the Commission under the Securities Act. Pursuant to the terms of the Notes and the Indenture, investors who acquire Notes shall be deemed to have agreed that Notes may only be resold or otherwise transferred, after the date hereof, if such Notes are registered for sale under the Securities Act or if an exemption from the registration requirements of the Securities Act is available (including the exemption afforded by Rule 144A under the Securities Act (“Rule 144A”) or if such sale is made to a non-U.S. person pursuant to Regulation S under the Securities Act (“Regulation S”)).

The Issuer has prepared and delivered to each Initial Purchaser copies of a Preliminary Offering Memorandum, dated June 9, 2014 (the “Preliminary Offering Memorandum”), and has prepared and delivered to each Initial Purchaser copies of a Pricing Supplement, dated June 12, 2014, in the form set forth on Annex I hereto (the “Pricing Supplement”), describing the terms of the Notes, each for use by each such Initial Purchaser in connection with its solicitation of offers to purchase the Notes. The Preliminary Offering Memorandum and the Pricing Supplement are herein referred to as the “Pricing Disclosure Package.” Promptly after this Agreement is executed and delivered, the Issuer will prepare and deliver to each Initial Purchaser a final offering memorandum dated the date hereof (the “Final Offering Memorandum”).

All references herein to the terms “Preliminary Offering Memorandum,” “Pricing Disclosure Package” and “Final Offering Memorandum” shall be deemed to mean and include all information filed under the Securities Exchange Act of 1934 (as amended, the “Exchange Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder) prior to the Time of Sale and incorporated by reference in the Preliminary Offering Memorandum, the Pricing Disclosure Package or the Final Offering Memorandum (as the case may be).

The Issuer hereby confirms its agreements with the several Initial Purchasers as follows:

SECTION 1. Representations and Warranties. The Issuer hereby represents, warrants and covenants to each Initial Purchaser that, as of the date hereof and as of the Closing Date (references in this Section 1 to the “Offering Memorandum” are to (x) the Pricing Disclosure Package in the case of representations and warranties made as of the date hereof and (y) the Final Offering Memorandum in the case of representations and warranties made as of the Closing Date):

(a) No Registration Required. Subject to compliance by the Initial Purchasers with the representations and warranties set forth in Section 2 hereof and with the procedures set forth in Section 7 hereof, it is not necessary in connection with the offer, sale and delivery of the Notes to the Initial Purchasers and the initial resales of the Notes to each Subsequent Purchaser in the manner contemplated by and in accordance with this Agreement and the Offering Memorandum to register the Notes under the Securities Act or, until such time as the Exchange Notes are issued pursuant to an effective registration statement, to qualify the Indenture under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder).

(b) No Integration of Offerings or General Solicitation. None of the Issuer, its affiliates (as such term is defined in Rule 501 under the Securities Act) (each such person (as such term is defined under the Securities Act, a “Person”), including those Persons that will become affiliates of the Issuer subsequent to the Closing Date in connection with the Spin-off, an “Affiliate”) or any Person acting on its or any of their behalf (other than the Initial Purchasers, as to which the Issuer makes no representation or warranty) has, within the six-month period prior to the date hereof, directly or indirectly, solicited any offer to buy or offered to sell, or will, directly or indirectly, solicit any offer to buy or offer to sell, in the United States or to any United States citizen or resident, any security that is or would be integrated with the sale of the Notes in a manner that would require the offer and sale of the Notes pursuant to this Agreement to be registered under the Securities Act. None of the Issuer, its Affiliates or any Person acting on its or any of their behalf (other than the Initial Purchasers, as to whom the Issuer makes no representation or warranty) has engaged or will engage, in connection with the offering of the Notes, in any form of general solicitation or general advertising within the meaning of Rule 502 under the Securities Act. With respect to those Notes sold in reliance upon Regulation S, (i) none of the Issuer, its Affiliates or any Person acting on its or their behalf (other than the Initial Purchasers, as to whom the Issuer makes no representation or warranty) has engaged or will engage in any “directed selling efforts” within the meaning of Regulation S and (ii) the Issuer and each of its Affiliates and any Person acting on its or their behalf (other than the Initial Purchasers, as to whom the Issuer makes no representation or warranty) has complied and will comply with the offering restrictions set forth in Regulation S.

(c) Eligibility for Resale under Rule 144A. The Notes are eligible for initial resale pursuant to Rule 144A and will not be, at the Closing Date, of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated interdealer quotation system.

(d) The Pricing Disclosure Package and Offering Memorandum. Neither the Pricing Disclosure Package, as of the Time of Sale, nor the Final Offering Memorandum, as of its date or (as amended or supplemented in accordance with Section 3(a), as applicable) as of the Closing Date, contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that this representation, warranty and agreement shall not apply to statements in or omissions from the Pricing Disclosure Package, the Final Offering Memorandum or any amendment or supplement thereto made in reliance upon and in conformity with information furnished to the Issuer in writing by or on behalf of any Initial Purchaser through the Representative expressly for use in the Pricing Disclosure Package, the Final Offering Memorandum or amendment or supplement thereto, as the case may be. The Pricing Disclosure Package contains, and the Final Offering Memorandum will contain, all the information specified in, and meeting the requirements of, Rule 144A(d)(4) under the Securities Act. The Issuer has not distributed and will not distribute, prior to the later of the Closing Date and the completion of the Initial Purchasers’ distribution of the Notes, any offering material in connection with the offering and sale of the Notes other than the Pricing Disclosure Package, the Final Offering Memorandum and any electronic road show or other written communication used in accordance with Section 3(a) hereof.

(e) Issuer Additional Written Communications. The Issuer has not prepared, made, used, authorized, approved or distributed and will not prepare, make, use, authorize, approve or distribute any written communication that constitutes an offer to sell or solicitation of an offer to buy the Notes other than (i) the Pricing Disclosure Package, (ii) the Final Offering Memorandum and (iii) any electronic road show or other written communications, in each case used in accordance with Section 3(a). Each such communication by the Issuer and its agents and representatives pursuant to clause (iii) of the preceding sentence (each, an “Issuer Additional Written Communication”), when taken together with the Pricing Disclosure Package, did not as of the Time of Sale, and at the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that this representation, warranty and agreement shall not apply to statements in or omissions from each such Issuer Additional Written Communication made in reliance upon and in conformity with information furnished to the Issuer in writing by or on behalf of any Initial Purchaser through the Representative expressly for use in any Issuer Additional Written Communication.

(f) The Purchase Agreement. This Agreement has been duly authorized, executed and delivered by the Issuer.

(g) The Registration Rights Agreement. The Registration Rights Agreement has been duly authorized and, on the Closing Date, will have been duly executed and delivered by, and (assuming due authorization, execution and delivery by the Representative) will constitute a valid and binding agreement of, the Issuer, enforceable against the Issuer in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and except as rights to indemnification may be limited by applicable law.

(h) Authorization of the Notes and the Exchange Notes. The Notes to be purchased by the Initial Purchasers from the Issuer will on the Closing Date be in the form contemplated by the Indenture, have been duly authorized for issuance and sale pursuant to this Agreement and the Indenture and, at the Closing Date, will have been duly executed by the Issuer and, when authenticated in the manner provided for in the Indenture and delivered against payment of the purchase price therefor, will constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles, and will be entitled to the benefits of the Indenture. The Exchange Notes have been duly and validly authorized for issuance by the Issuer, and when executed, issued and authenticated in accordance with the terms of the Indenture, the Registration Rights Agreement and the Exchange Offer, will constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting enforcement of the rights and remedies of creditors or by general principles of equity and will be entitled to the benefits of the Indenture.

(i) Authorization of the Indenture. The Indenture has been duly authorized by the Issuer and, at the Closing Date, will have been duly executed and delivered by the Issuer and (assuming due authorization, execution and delivery by the Trustee) will constitute a valid and binding agreement of the Issuer, enforceable against the Issuer in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

(j) Descriptions of the Transaction Documents. The Transaction Documents conform in all material respects to the respective statements relating thereto contained in the Offering Memorandum.

(k) No Material Adverse Change. Except as otherwise disclosed in the Offering Memorandum (exclusive of any amendment or supplement thereto), subsequent to the respective dates as of which information is given in the Offering Memorandum (exclusive of any amendment or supplement thereto): (i) there has been no material adverse change, or any development that could reasonably be expected to result in a material adverse change, in the condition, financial or otherwise, or in the earnings, business, operations, prospects or results of operations, whether or not arising from transactions in the ordinary course of business, of (A) the Issuer and its subsidiaries on the date hereof, considered as one entity, or (B) the Issuer and its subsidiaries after giving effect to the Spin Transactions, considered as one entity (any change referred to in clause (i)(A) or (i)(B) of this Section 1(k), a “Material Adverse Change”); (ii) (A) the Issuer and its Subsidiaries on the date hereof, considered as one entity and (B) the Issuer and its subsidiaries after giving effect to the Spin Transaction, considered as one entity, have not incurred any material liability or obligation, indirect, direct or contingent, not in the ordinary course of business nor entered into any material transaction or agreement not in the ordinary course of business; and (iii) except for (A) dividends or distributions paid to the Issuer or to other Persons that will constitute direct or indirect subsidiaries of the Issuer on or after the Spin Date, or (B) dividends or distributions made to effect the Spin Transactions described in the Pricing Disclosure Package or the Offering Memorandum, there has been no dividend or distribution of any kind declared, paid or made by the Issuer or any of the Issuer’s subsidiaries (after giving effect to the Spin Transactions) on any equity interests or repurchases or redemptions by the Issuer or any of the Issuer’s subsidiaries (after giving effect to the Spin Transactions) of any equity interests.

(l) Independent Accountants. PricewaterhouseCoopers LLP, which expressed its opinion with respect to the financial statements (which term as used in this Agreement includes the related notes thereto) and supporting schedules included in the Offering Memorandum, is an independent registered public accounting firm within the meaning of the Securities Act, the Exchange Act and the rules of the Public Company Accounting Oversight Board.

(m) Preparation of the Financial Statements. The financial statements, together with the related schedules and notes, included in the Offering Memorandum present fairly the consolidated financial position of the entities to which they relate as of the dates indicated and the results of their operations and cash flows for the periods specified. Such financial statements have been prepared in conformity with generally accepted accounting principles as applied in the United States (“GAAP”) applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto. The financial data set forth in the Offering Memorandum under the captions “Summary—Summary Historical and Pro Forma Financial Data” and “Selected Historical Financial Data” fairly present the information set forth therein on a basis consistent with that of the audited financial statements and unaudited pro forma financial statements, as applicable, contained in the Offering Memorandum, except as noted therein. The unaudited pro forma combined financial statements of the Issuer and the related notes thereto included in the Offering Memorandum present fairly the information contained therein, have been prepared in accordance with the Commission’s rules and guidelines with respect to pro forma financial statements and have been properly presented on the bases described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein. The statistical and market-related data and forward-looking statements included in the Offering Memorandum are based on or derived from sources that the Issuer believes to be reliable and accurate in all material respects and, in the case of the forward-looking information, represents its good faith estimates that are made on the basis of data derived from such sources.

(n) Formation and Good Standing of the Issuer. The Issuer has been duly formed and is validly existing as a limited liability company, in good standing under the laws of the State of Oklahoma, and has full limited liability company power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum and to enter into and perform its obligations under each of the Transaction Documents to which it is a party. As of the Spin Date, if the Spin-off occurs, the Issuer will be duly incorporated and validly existing as a corporation, in good standing under the laws of the State of Oklahoma, with full corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum. The Issuer is duly qualified as a foreign limited liability company to transact business and is in good standing or equivalent status in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or to be in good standing would not, individually or in the aggregate, result in a Material Adverse Change. As of the Spin Date, if the Spin-off occurs, the Issuer will be duly qualified as a foreign corporation to transact business and will be in good standing or equivalent status in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or to be in good standing would not, individually or in the aggregate, result in a Material Adverse Change.

(o) Due Formation and Good Standing of Certain Other Persons. Each of the Subsidiaries has been duly formed or incorporated, as applicable and is validly existing as a corporation, limited liability company, limited partnership or other entity, as applicable, in good standing under the laws of the jurisdiction of its formation or incorporation, as applicable, and has full corporate, limited liability company, partnership or other power and authority, as applicable, to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum and to enter into and perform its obligations under each of the Transaction Documents to which it is a party. Each Subsidiary is duly qualified as a foreign corporation, limited liability company, limited partnership or other entity, as applicable, to transaction business and is in good standing or equivalent status in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or to be in good standing would not, individually or in the aggregate, result in a Material Adverse Change. All of the issued and outstanding capital stock or other ownership interest of each Subsidiary has been duly authorized and validly issued, is fully paid and nonassessable (except as such nonassessability may be limited by applicable law) and is owned by the Issuer, directly or indirectly through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim, except as disclosed in the Offering Memorandum. Other than as described in the Offering Memorandum, the Issuer does not, and, after giving effect to the Spin Transactions, will not, own, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity other than the subsidiaries listed in Schedule B hereto.

(p) Capitalization. As of March 31, 2014, the Issuer had a capitalization as set forth in the Offering Memorandum in the column marked “Historical” under the heading “Capitalization.”

(q) Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required. None of the Issuer nor any of the Subsidiaries is (i) in violation of its charter, bylaws or other applicable organizational document or (ii) in default (or, with the giving of notice or lapse of time, would be in default) (“Default”) under any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other instrument to which either Issuer or any the Subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of the Issuer or any of the Subsidiaries is subject (each, an “Existing Instrument”), except, in the case of clause (ii) above, for such Defaults as would not, individually or in the aggregate, result in a Material Adverse Change. The execution, delivery and performance of the Transaction Documents by the Issuer, the issuance and delivery of the Notes and the Exchange Notes and (with respect to clauses (ii) and (iii) below) the consummation by the Issuer and the Subsidiaries of the Transactions and the Spin Transactions, (i) will not result in any violation of the provisions of the charter, bylaws or other applicable organizational document of either of the Issuer or any of the Subsidiaries, (ii) will not conflict with or constitute a breach of, or Default under, or, except as described in the Offering Memorandum, result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Issuer or any of the Subsidiaries pursuant to, or require the consent of any other party to, any Existing Instrument, except for such conflicts, breaches, Defaults, liens, charges or encumbrances as would not, individually or in the aggregate, result in a Material Adverse Change, and (iii) will not result in any violation of any law, administrative regulation or administrative or court decree applicable to the Issuer or any of the Subsidiaries. No consent, approval, authorization or other order of, or registration or filing with, any court or other governmental or regulatory authority or agency is required for the execution, delivery and performance of the Transaction Documents by the Issuer or any of the Subsidiaries to the extent a party thereto, the issuance and delivery of the Notes or the Exchange Notes or consummation by the Issuer and the Subsidiaries of the Transactions, except such as have been obtained or made by the Issuer or such Subsidiary, as applicable, and are in full force and effect and except such as may be required under the Securities Act and by the securities laws of the several states of the United States or provinces of Canada with respect to the Issuer’s obligations under the Registration Rights Agreement.

(r) No Material Actions or Proceedings. Except as described in the Offering Memorandum, there are no legal or governmental actions, suits or proceedings pending or, to the Issuer’s knowledge, contemplated or threatened (i) against or affecting the Issuer or any of the Subsidiaries or (ii) which has as the subject thereof any property owned or leased by the Issuer or any of the Subsidiaries, and which action, suit or proceeding would reasonably be expected to result in a Material Adverse Change or adversely affect the consummation of the Transactions. No material labor dispute with the employees of the Issuer or any of the Subsidiaries exists or, to the Issuer’s knowledge, is contemplated, threatened or imminent.

(s) Intellectual Property Rights. The Issuer owns or possesses sufficient trademarks, trade names, patent rights, copyrights, licenses, approvals, trade secrets and other similar rights (collectively, “Intellectual Property Rights”) reasonably necessary to conduct its businesses as now conducted and as described in the Offering Memorandum; and the expected expiration of any of such Intellectual Property Rights would not result in a Material Adverse Change. None of the Issuer nor any of the Subsidiaries has received any notice of infringement or conflict with asserted Intellectual Property Rights of others, which infringement or conflict would reasonably be expected to result in a Material Adverse Change.

(t) All Necessary Permits, etc. The Issuer and each of the Subsidiaries possess such valid and current certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to own, lease and operate their respective properties and to conduct their respective businesses as now conducted and as described in the Offering Memorandum, except where the failure to possess any such certificates, authorizations or permits would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

(u) Title to Properties. Except as disclosed in the Offering Memorandum and except for such liens and encumbrances under or permitted by the $500.0 million senior secured revolving credit facility existing as of the date hereof (the “Existing Credit Facility”), the Issuer and each of the Subsidiaries have good and valid title to all the properties and assets reflected as owned in the financial statements referred to in Section 1(m) hereof (or elsewhere in the Offering Memorandum), in each case free and clear of any security interests, mortgages, liens, encumbrances, equities, claims and other defects that would materially and adversely affect the value of such property or materially interfere with the use made or proposed to be made of such property by the Issuer or such Subsidiary. The real property, improvements, equipment and personal property held under lease by the Issuer and each of the Subsidiaries are held under valid and enforceable leases, with such exceptions as are not material and do not materially interfere with the use made or proposed to be made of such real property, improvements, equipment or personal property by the Issuer or any of its subsidiaries.

(v) Condition of Properties. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, the plants, buildings, structures and equipment owned by the Issuer and the Subsidiaries are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), are adequate and suitable for their present uses and, in the case of plants, buildings and other structures, are structurally sound.

(w) Tax Law Compliance. The Issuer and each of the Subsidiaries have filed (or have obtained extensions with respect to) all material federal, state and local income and franchise tax returns required to be filed through and including the date hereof, which returns are complete and correct in all material respects, and have timely paid all taxes shown to be due pursuant to such returns. No tax deficiency has been determined adversely to the Issuer or any of the Subsidiaries, and none of the Issuer or any of the Subsidiaries has any knowledge of any tax deficiency or related assessment, fine or penalty that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Change, except those that are being contested in good faith and for which adequate reserves have been established in accordance with generally accepted accounting principles.

(x) Issuer Not an “Investment Company”. The Issuer has been advised of the rules and requirements under the Investment Company Act of 1940, as amended (the “Investment Company Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder). The Issuer is not, and after each of and collectively (i) receipt of payment for the Notes and the use of proceeds therefrom as described in the Offering Memorandum and (ii) the consummation of the Spin Transactions, will not be, an “investment company” within the meaning of the Investment Company Act and will conduct its business in a manner so that it will not become subject to the Investment Company Act

(y) Insurance. Each of the Issuer and the Subsidiaries is insured by recognized, financially sound institutions with policies in such amounts and with such deductibles and covering such risks as are generally deemed adequate and customary for their businesses. The Issuer has no reason to believe that it or any Subsidiary will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted or described in the Offering Memorandum. None of the Issuer nor any of the Subsidiaries has been denied any insurance coverage that it has sought or for which it has applied.

(z) No Price Stabilization or Manipulation. The Issuer has not taken and will not take, directly or indirectly, any action designed to or that might be reasonably expected to cause or result in stabilization or manipulation of the price of any security of the Issuer to facilitate the sale or resale of the Notes.

(aa) Solvency. The Issuer is, and immediately after (i) the Closing Date and (ii) the consummation of the Spin Transactions will be, Solvent. As used herein, the term “Solvent” means, with respect to any person on a particular date, that on such date (i) the fair market value of the assets of such person is greater than the total amount of liabilities (including contingent liabilities) of such person, (ii) the present fair salable value of the assets of such person is greater than the amount that will be required to pay the probable liabilities of such person on its debts as they become absolute and matured, (iii) such person is able to realize upon its assets and pay its debts and other liabilities, including contingent obligations, as they mature and (iv) such person does not have unreasonably small capital.

(bb) Regulations T, U, X. Neither the Issuer nor any agent thereof acting on their behalf has taken, and none of them will take, any action that might cause this Agreement or the issuance or sale of the Notes to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

(cc) Accounting Controls. The Issuer maintains systems of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(dd) Compliance with and Liability Under Environmental Laws. Each of the Issuer and the Subsidiaries (i) is in compliance with any and all federal, state and local laws and regulations relating to the prevention of pollution or the protection of the environment or imposing liability or standards of conduct concerning any Hazardous Material (as hereinafter defined) (“Environmental Laws”), (ii) has received and is in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses as they are currently being conducted, (iii) has not received written or oral notice of any actual or potential liability under any Environmental Law, and (iv) is not a party to or affected by any pending or, to the knowledge of the Issuer, threatened action, suit or proceeding relating to any alleged violation of any Environmental Law or any actual or alleged Release or threatened Release or cleanup at any location of any Hazardous Material, except where such noncompliance or deviation from that described in clauses (i) through (iv) above would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. No lien, charge, encumbrance or restriction has been recorded pursuant to any Environmental Law with respect to any assets, facility or property owned, operated or leased by the Issuer or any of its subsidiaries, except for such liens, charges, encumbrances or restriction that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. The term “Hazardous Material” means (A) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (B) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (C) any petroleum or petroleum product, (D) any polychlorinated biphenyl and (E) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, waste or substance regulated under any applicable Environmental Law. None of the Issuer nor any of its subsidiaries has received written notice that it is currently named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended. The term “Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the environment, or into, from or through any building, structure or facility.

(ee) Periodic Review of Costs of Environmental Compliance. In the ordinary course of its business, the Issuer conducts a periodic review of the effect of Environmental Laws on the business, operations and properties of the Issuer and the Subsidiaries, in the course of which they identify and evaluate associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review and the amount of their established reserves, the Issuer has reasonably concluded that such associated costs and liabilities would not, individually or in the aggregate, result in a Material Adverse Change.

(ff) ERISA Compliance. None of the Issuer nor any of the Subsidiaries has any material liability, whether directly or through the Administrative Services Agreement, dated October 25, 2011 by and between the Issuer and Chesapeake Operating, Inc., for any prohibited transaction or accumulated funding deficiency (within the meaning of Section 412 of the Internal Revenue Code) or any complete or partial withdrawal liability (within the meaning of Sections 4203 and 4205 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), respectively), with respect to any pension, profit sharing or other plan which is subject to ERISA, to which the Issuer or any of the Subsidiaries make or have made, during the six years prior to the date hereof, a contribution, or for which the costs of such a contribution will be charged to the Issuer or the Subsidiaries pursuant to the Administrative Services Agreement, and in which any employee of the Issuer or any of the Subsidiaries, or any employee made available to the Issuer or the Subsidiaries pursuant to the Administrative Services Agreement, are or have ever been a participant. With respect to such plans, the Issuer and the Subsidiaries are in compliance in all material respects with all applicable provisions of ERISA.

(gg) Related Party Transactions. No relationship, direct or indirect, exists between or among any of the Issuer or any affiliate of the Issuer, on the one hand, and any director, officer, member, stockholder, customer or supplier of the Issuer or any Affiliate, on the other hand, which would be required to be disclosed in a registration statement on Form S-1 pursuant to the Securities Act that is not disclosed in the Offering Memorandum. There are no outstanding loans, advances (except advances for business expenses in the ordinary course of business) or guarantees of indebtedness by the Issuer or any Affiliate to or for the benefit of any of the officers or directors of the Issuer or any Affiliate or any of their respective family members.

(hh) No Unlawful Contributions or Other Payments. None of the Issuer nor any of the Subsidiaries nor, to the Issuer’s knowledge, any director, officer, agent, employee or affiliate of the Issuer or any of the Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA (as defined below), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and the Issuer, the Subsidiaries and, to the Issuer’s knowledge, their affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

“FCPA” means Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

(ii) No Conflict with Anti-Money Laundering Laws. The operations of the Issuer and the Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the anti-money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Issuer or any of the Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the Issuer’s knowledge, threatened.

(jj) No Conflict with Sanctions Laws. None of the Issuer, any of the Subsidiaries or, to the Issuer’s knowledge, any director, officer, agent, employee, affiliate or representative of the Issuer or any of the Subsidiaries is currently the subject or target of any sanctions administered or enforced by any government or agency, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor are the Issuer or any of the Subsidiaries located, organized or resident in a country or territory that is the subject of Sanctions; and the Issuer will not directly or indirectly use the proceeds of the sale of the Notes, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person, (i) to fund any activities of or business with any person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions or (ii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

(kk) No Restrictions on Subsidiaries. (i) Except for restrictions applicable to “Unrestricted Subsidiaries” (as defined in each of the Indenture and the Indenture, dated as of October 28, 2011, by and among Chesapeake Oilfield Operating, L.L.C., Chesapeake Oilfield Finance, Inc. and the Bank of New York Mellon Trust Company, N.A (the “2019 Notes Indenture”)) or as provided in the Existing Credit Facility, no Subsidiary of the Issuer is currently prohibited and (ii) except for restrictions applicable to “Unrestricted Subsidiaries” (as defined in each of the Indenture and the 2019 Notes Indenture) with respect to the approximately $275.0 million senior secured revolving credit facility and the $400.0 million secured term loan described in the Pricing Disclosure Package that the Issuer anticipates entering into prior to the Closing Date, no Subsidiary will be prohibited, after the consummation of the Spin Transactions, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Issuer, from making any other distribution on such Subsidiary’s capital stock or similar ownership interest, from repaying to the Issuer any loans or advances to such Subsidiary from the Issuer or from transferring any of such Subsidiary’s properties or assets to the Issuer or any other Subsidiary of the Issuer.

(ll) No Broker’s Fees. The Issuer is not a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against the Issuer or any Initial Purchaser for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Notes.

(mm) Regulation S. The Issuer and all persons acting on its behalf (other than the Initial Purchasers, as to whom the Issuer makes no representation) have complied with and will comply with the offering restrictions requirements of Regulation S in connection with the offering of the Notes outside the United States and, in connection therewith, the Offering Memorandum will contain the disclosure required by Rule 902 under the Securities Act. The Notes sold in reliance on Regulation S will be represented upon issuance by a temporary global security that may not be exchanged for definitive securities until the expiration of the 40-day restricted period referred to in Rule 903 under the Securities Act and only upon certification of beneficial ownership of such Notes by non-U.S. persons or U.S. persons who purchased such Notes in transactions that were exempt from the registration requirements of the Securities Act.

Any certificate signed by an officer of the Issuer and delivered to the Initial Purchasers or to counsel for the Initial Purchasers shall be deemed to be a representation and warranty by the Issuer to each Initial Purchaser as to the matters set forth therein.

SECTION 2. Purchase, Sale and Delivery of the Notes.

(a) The Notes. The Issuer agrees to issue and sell to the Initial Purchasers, severally and not jointly, all of the Notes, and, subject to the conditions set forth herein, the Initial Purchasers agree, severally and not jointly, to purchase from the Issuer the aggregate principal amount of Notes set forth opposite their names on Schedule A, at a purchase price of 98.75% of the principal amount thereof, plus accrued and unpaid interest, if any, from June 26, 2014, payable on the Closing Date, in each case, on the basis of the representations, warranties and agreements herein contained, and upon the terms herein set forth.

(b) The Closing Date. Delivery of certificates for the Notes in definitive form to be purchased by the Initial Purchasers and payment therefor shall be made at the offices of Baker Botts L.L.P., One Shell Plaza, 910 Louisiana Street, Houston, Texas 77002 (or such other place as may be agreed to by the Issuer and the Representative) at 9:00 a.m. New York City time, on June 26, 2014, or such other time and date as the Representative shall designate by notice to the Issuer (the time and date of such closing are called the “Closing Date”). The Issuer hereby acknowledges that circumstances under which the Representative may provide notice to postpone the Closing Date as originally scheduled include, but are in no way limited to, any determination by the Issuer or the Initial Purchasers to recirculate to investors copies of an amended or supplemented Offering Memorandum or a delay as contemplated by the provisions of Section 17 hereof.

(c) Delivery of the Notes. The Issuer shall deliver, or cause to be delivered, to the Representative for the accounts of the several Initial Purchasers certificates for the Notes at the Closing Date against payment of the purchase price therefor by wire transfer of immediately available funds. The certificates for the Notes shall be in such denominations and registered in the name of Cede & Co., as nominee of the Depositary, pursuant to the DTC LOR, and shall be made available for inspection on the business day preceding the Closing Date at the offices of Baker Botts L.L.P. or such other location as the Representative may designate. Time shall be of the essence, and delivery at the time and place specified in this Agreement is a further condition to the obligations of the Initial Purchasers.

(d) Certain Representations of the Initial Purchasers. Each Initial Purchaser severally and not jointly represents and warrants to, and agrees with, the Issuer that:

(i) it has not solicited offers for, or offered or sold, and will not solicit offers for, or offer and sell, the Notes, as part of their initial offering, except:

(A) within the United States, to persons whom it reasonably believes are “qualified institutional buyers” within the meaning of Rule 144A (“Qualified Institutional Buyers”) in transactions meeting the requirements of Rule 144A and that it will take reasonable steps to ensure any purchaser is aware that such sale is being made in reliance on Rule 144A; and

(B) in accordance with the restrictions set forth in Annex II to this Agreement;

(ii) it is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act; and

(iii) it has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, Notes by any means of any form of general solicitation or general advertising, including but not limited to the methods described in Rule 502(c) of Regulation D under the Securities Act, or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act; and

(iv) for purposes of the opinions to be delivered to the Initial Purchasers pursuant to Section 6, counsel for the Issuer and counsel for the Initial Purchasers may rely upon the accuracy of the representations and warranties of the Initial Purchasers, and compliance by the Initial Purchasers with their agreements, contained in this Section 2(d) (including Annex II hereto), and each Initial Purchaser hereby consents to such reliance.

SECTION 3. Additional Covenants. The Issuer further covenants and agrees with each Initial Purchaser as follows:

(a) Preparation of Final Offering Memorandum; Initial Purchasers’ Review of Proposed Amendments and Supplements and Issuer Additional Written Communications. As promptly as practicable following the Time of Sale and in any event not later than the second business day following the date hereof, the Issuer will prepare and deliver to the Initial Purchasers the Final Offering Memorandum, which shall consist of the Preliminary Offering Memorandum as modified only by the information contained in the Pricing Supplement. The Issuer will not amend or supplement the Preliminary Offering Memorandum or the Pricing Supplement and will not amend or supplement the Final Offering Memorandum prior to the Closing Date, in each case unless the Representative shall previously have been furnished a copy of the proposed amendment or supplement and shall not have objected to such amendment or supplement. Before making, preparing, using, authorizing, approving or distributing any Issuer Additional Written Communication, the Issuer will furnish to the Representative a copy of such written communication for review and will not make, prepare, use, authorize, approve or distribute any such written communication to which the Representative reasonably objects.

(b) Amendments and Supplements to the Final Offering Memorandum and Other Securities Act Matters. If at any time prior to the Closing Date (i) any event shall occur or condition shall exist as a result of which any of the Pricing Disclosure Package as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or (ii) it is necessary to amend or supplement any of the Pricing Disclosure Package to comply with law, the Issuer will immediately notify the Initial Purchasers thereof and forthwith prepare and (subject to Section 3(a) hereof) furnish to the Initial Purchasers such amendments or supplements to any of the Pricing Disclosure Package as may be necessary so that the statements in the Pricing Disclosure Package as so amended or supplemented will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or so that the Pricing Disclosure Package will comply with all applicable law. If, prior to the completion of the placement of the Notes by the Initial Purchasers with the Subsequent Purchasers, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Final Offering Memorandum, as then amended or supplemented, in order to make the statements therein, in the light of the circumstances when the Final Offering Memorandum is delivered to a Subsequent Purchaser, not misleading, or if in the judgment of the Representative or counsel for the Initial Purchasers it is otherwise necessary to amend or supplement the Final Offering Memorandum to comply with law, the Issuer agrees to promptly prepare (subject to Section 3(a) hereof) and furnish at their own expense to the Initial Purchasers, amendments or supplements to the Final Offering Memorandum so that the statements in the Final Offering Memorandum as so amended or supplemented will not, in the light of the circumstances at the time of sale of Notes, be misleading or so that the Final Offering Memorandum, as amended or supplemented, will comply with all applicable law.

The Issuer hereby expressly acknowledges that the indemnification and contribution provisions of Sections 8 and 9 hereof are specifically applicable and relate to each offering memorandum, amendment or supplement referred to in this Section 3.

(c) Copies of the Offering Memorandum. The Issuer agrees to furnish the Initial Purchasers, without charge, as many copies of the Pricing Disclosure Package and the Final Offering Memorandum and any amendments and supplements thereto as they shall reasonably request.

(d) Blue Sky Compliance. The Issuer shall cooperate with the Representative and counsel for the Initial Purchasers to qualify or register (or to obtain exemptions from qualifying or registering) all or any part of the Notes for offer and sale under the securities laws of the several states of the United States, the provinces of Canada or any other jurisdictions designated by the Representative, shall comply with such laws and shall continue such qualifications, registrations and exemptions in effect so long as required for the distribution of the Notes. The Issuer shall not be required to qualify as a foreign entity or to take any action that would subject it to general service of process in any such jurisdiction where it is not presently qualified or where it would be subject to taxation as a foreign entity. The Issuer will advise the Representative promptly of the suspension of the qualification or registration of (or any such exemption relating to) the Notes for offering, sale or trading in any jurisdiction or any initiation or threat of any proceeding for any such purpose, and in the event of the issuance of any order suspending such qualification, registration or exemption, the Issuer shall use its best efforts to obtain the withdrawal thereof at the earliest possible moment.

(e) Use of Proceeds. The Issuer shall apply the net proceeds from the sale of the Notes sold by it in the manner described under the caption “Use of Proceeds” in the Pricing Disclosure Package.

(f) The Depositary. The Issuer will cooperate with the Initial Purchasers and use its best efforts to permit the Notes to be eligible for clearance and settlement through the facilities of the Depositary.

(g) Additional Issuer Information. While the Notes remain outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Issuer will, during any period in which the Issuer is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act, furnish to holders of the Notes and prospective purchasers of the Notes designated by such holders, upon the request of such holders or such prospective purchasers, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(h) Agreement Not To Offer or Sell Additional Notes. During the period of 60 days following the date hereof, the Issuer will not, and will cause each of the Subsidiaries not to, without the prior written consent of Merrill Lynch (which consent may be withheld at the sole discretion of Merrill Lynch), directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer or establish an open “put equivalent position” within the meaning of Rule 16a-1 under the Exchange Act, or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any debt securities of the Issuer or securities exchangeable for or convertible into debt securities of the Issuer or any Subsidiary (other than as contemplated by this Agreement and to register the Exchange Notes).

(i) No Restricted Resales. The Issuer will not, and will not permit any of its affiliates (as defined in Rule 144 under the Securities Act) to, resell any of the Notes that have been reacquired by any of them.

(j) Legended Securities. Each certificate for a Note will bear the legend contained in “Transfer Restrictions” in the Preliminary Offering Memorandum for the time period and upon the other terms stated in the Preliminary Offering Memorandum.

The Representative on behalf of the several Initial Purchasers, may, in its sole discretion, waive in writing the performance by the Issuer of any one or more of the foregoing covenants or extend the time for their performance.

SECTION 4. Payment of Expenses. The Issuer agrees to pay all costs, fees and expenses incurred in connection with the performance of its obligations hereunder and in connection with the transactions contemplated hereby, including, without limitation, (i) all expenses incident to the issuance and delivery of the Notes (including all printing and engraving costs), (ii) all necessary issue, transfer and other stamp taxes in connection with the issuance and sale of the Notes to the Initial Purchasers, (iii) all fees and expenses of the Issuer’s counsel, independent public or certified public accountants and other advisors, (iv) all costs and expenses incurred in connection with the preparation, printing, filing, shipping and distribution of the Pricing Disclosure Package and the Final Offering Memorandum (including financial statements and exhibits), and all amendments and supplements thereto, and the Transaction Documents, (v) all filing fees, attorneys’ fees (limited to one counsel for the Initial Purchasers) and expenses incurred by the Issuer or the Initial Purchasers in connection with qualifying or registering (or obtaining exemptions from the qualification or registration of) all or any part of the Notes for offer and sale under the securities laws of the several states of the United States, the provinces of Canada or other jurisdictions designated by the Initial Purchasers (including, without limitation, the cost of preparing, printing and mailing preliminary and final blue sky or legal investment memoranda and any related supplements to the Pricing Disclosure Package or the Final Offering Memorandum), (vi) the fees and expenses of the Trustee, including the fees and disbursements of counsel for the Trustee in connection with the Indenture, the Notes and the Exchange Notes, (vii) any fees payable in connection with the rating of the Notes or the Exchange Notes with the ratings agencies, (viii) all fees and expenses (including reasonable fees and expenses of counsel) of the Issuer in connection with approval of the Notes by the Depositary for “book-entry” transfer, and the performance by the Issuer of its other obligations under this Agreement and (ix) all expenses incident to the “road show” for the offering of the Notes, including the cost of any chartered airplane or other transportation; provided that the Initial Purchasers (acting collectively) will reimburse the Issuers for up to $75,000 of expenses incurred by the Issuers in the performance of their obligations under this Agreement. Except as provided in this Section 4 and Sections 6, 8 and 9 hereof, the Initial Purchasers shall pay their own expenses, including the fees and disbursements of their counsel.

SECTION 5. Conditions of the Obligations of the Initial Purchasers. The obligations of the several Initial Purchasers to purchase and pay for the Notes as provided herein on the Closing Date shall be subject to the accuracy of the representations and warranties on the part of the Issuer set forth in Section 1 hereof as of the date hereof and as of the Closing Date as though then made and to the timely performance by the Issuer of its covenants and other obligations hereunder, and to each of the following additional conditions:

(a) Accountants’ Comfort Letters. On the date hereof, the Initial Purchasers shall have received from PricewaterhouseCoopers LLP a “comfort letter” dated the date hereof addressed to the Initial Purchasers, in form and substance satisfactory to the Representative, covering the financial information in the Pricing Disclosure Package and other customary matters. In addition, on the Closing Date, the Initial Purchasers shall have received from such accounting firm a “bring-down comfort letter” dated the Closing Date addressed to the Initial Purchasers, in form and substance satisfactory to the Representative, in the form of the “comfort letter” delivered on the date hereof, except that (i) it shall cover the financial information in the Final Offering Memorandum and any amendment or supplement thereto and (ii) procedures shall be brought down to a date no more than 3 days prior to the Closing Date.

(b) No Material Adverse Change or Ratings Agency Change. For the period from and after the date of this Agreement and prior to the Closing Date:

(i) in the judgment of the Representative there shall not have occurred any Material Adverse Change; and

(ii) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded the securities or indebtedness of the Issuer or any of the Subsidiaries by any “nationally recognized statistical rating organization” as determined by the Commission.

(c) Opinions of Counsel for the Issuer.

(i) On the Closing Date, the Initial Purchasers shall have received an opinion of Baker Botts L.L.P., counsel for the Issuer, dated as of such Closing Date, to the effect set forth in Exhibit A.

(ii) On the Closing Date the Initial Purchasers shall have received an opinion of McAfee & Taft, as special Oklahoma counsel for the Issuer, dated as of such Closing Date, to the effect set forth in Exhibit B.

(iii) On the Closing Date the Initial Purchasers shall have received an opinion of David Treadwell, dated as of such Closing Date, to the effect set forth in Exhibit C.

(d) Opinion of Counsel for the Initial Purchasers. On the Closing Date the Initial Purchasers shall have received the favorable opinion of Andrews Kurth LLP, counsel for the Initial Purchasers, dated as of such Closing Date, with respect to such matters as may be reasonably requested by the Initial Purchasers.

(e) Officers’ Certificates. On the Closing Date the Initial Purchasers shall have received a written certificate executed by the Chief Executive Officer or President of the Issuer and the Chief Financial Officer or Chief Accounting Officer of the Issuer, dated as of the Closing Date, to the effect set forth in Section 5(b)(ii) hereof, and further to the effect that:

(i) for the period from and after the date of this Agreement and prior to the Closing Date there has not occurred any Material Adverse Change;

(ii) the representations, warranties and covenants of the Issuer set forth in Section 1 hereof are true and correct as of the Closing Date with the same force and effect as though expressly made on and as of the Closing Date; and

(iii) the Issuer has complied with all the agreements and satisfied all the conditions on their part to be performed or satisfied at or prior to the Closing Date.

(f) Indenture; Registration Rights Agreement. The Issuer shall have executed and delivered the Indenture, in form and substance reasonably satisfactory to the Initial Purchasers, and the Initial Purchasers shall have received executed copies thereof. The Issuer shall have executed and delivered the Registration Rights Agreement, in form and substance reasonably satisfactory to the Initial Purchasers, and the Initial Purchasers shall have received such executed counterparts.

(g) Additional Documents. On or before the Closing Date, the Initial Purchasers and counsel for the Initial Purchasers shall have received such information, documents and opinions as they may reasonably require for the purposes of enabling them to pass upon the issuance and sale of the Notes as contemplated herein, or in order to evidence the accuracy of any of the representations and warranties, or the satisfaction of any of the conditions or agreements, herein contained.

If any condition specified in this Section 5 is not satisfied when and as required to be satisfied, this Agreement may be terminated by the Representative by notice to the Issuer at any time on or prior to the Closing Date, which termination shall be without liability on the part of any party to any other party, except that Sections 4, 6, 8 and 9 hereof shall at all times be effective and shall survive such termination.

SECTION 6. Reimbursement of Initial Purchasers’ Expenses. If this Agreement is terminated by the Representative pursuant to Section 5 or 10 hereof, including if the sale to the Initial Purchasers of the Notes on the Closing Date is not consummated because of any refusal, inability or failure on the part of the Issuer to perform any agreement herein or to comply with any provision hereof, the Issuer agrees to reimburse the Initial Purchasers, severally, upon demand for all out-of-pocket expenses that shall have been reasonably incurred by the Initial Purchasers in connection with the proposed purchase and the offering and sale of the Notes, including, without limitation, fees and disbursements of counsel, printing expenses, travel expenses, postage, facsimile and telephone charges.

SECTION 7. Offer, Sale and Resale Procedures. Each of the Initial Purchasers, on the one hand, and the Issuer, on the other hand, hereby agree to observe the following procedures in connection with the offer and sale of the Notes:

(a) Offers and sales of the Notes will be made only by the Initial Purchasers or affiliates thereof qualified to do so in the jurisdictions in which such offers or sales are made. Each such offer or sale shall only be made to persons whom the offeror or seller reasonably believes to be Qualified Institutional Buyers or non-U.S. persons outside the United States to whom the offeror or seller reasonably believes offers and sales of the Notes may be made in reliance upon Regulation S upon the terms and conditions set forth in Annex II hereto, which Annex II is hereby expressly made a part hereof.

(b) The Notes will be offered by approaching prospective Subsequent Purchasers on an individual basis. No general solicitation or general advertising (within the meaning of Rule 502 under the Securities Act) will be used in the United States in connection with the offering of the Notes.

(c) Upon original issuance by the Issuer, and until such time as the same is no longer required under the applicable requirements of the Securities Act, the Notes (and all securities issued in exchange therefor or in substitution thereof, other than the Exchange Notes) shall bear the following legend:

“THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED WITHOUT REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM OR OUTSIDE THE UNITED STATES TO A NON-U.S. PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE ISSUER HEREOF THAT (I) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(A) INSIDE THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED

INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (B) OUTSIDE THE UNITED STATES TO A NON-U.S. PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (C) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF APPLICABLE) OR (C) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER IF THE ISSUER SO REQUESTS), (2) TO THE ISSUER OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (II) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (I) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.”

Following the resale of the Notes by the Initial Purchasers to Subsequent Purchasers pursuant to the terms hereof, the Initial Purchasers shall not be liable or responsible to the Issuer for any losses, damages or liabilities suffered or incurred by the Issuer, including any losses, damages or liabilities under the Securities Act, arising from or relating to any resale or transfer of any Notes.

SECTION 8. Indemnification.

(a) Indemnification of the Initial Purchasers. The Issuer agrees to indemnify and hold harmless each Initial Purchaser, its affiliates, directors, officers and employees and each person, if any, who controls any Initial Purchaser within the meaning of the Securities Act and the Exchange Act against any loss, claim, damage, liability or expense, as incurred, to which such Initial Purchaser, its affiliate, director, officer, employee or controlling person may become subject, under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of the Issuer), insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Offering Memorandum, the Pricing Supplement, any Issuer Additional Written Communication or the Final Offering Memorandum (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and to reimburse each Initial Purchaser and each such affiliate, director, officer, employee or controlling person for any and all expenses (including the fees and disbursements of counsel chosen by Merrill Lynch) as such expenses are reasonably incurred by such Initial Purchaser or such affiliate, director, officer, employee or controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action; provided, however, that the foregoing indemnity agreement shall not apply, with respect to an Initial Purchaser, to any loss, claim, damage, liability or expense to the extent, but only to the extent, arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Issues by such Initial Purchaser through the Representative expressly for use in the Preliminary Offering Memorandum, the Pricing Supplement, any Issuer Additional Written Communication or the Final Offering Memorandum (or any amendment or supplement thereto). The indemnity agreement set forth in this Section 8(a) shall be in addition to any liabilities that the Issuer may otherwise have.

(b) Indemnification of the Issuer. Each Initial Purchaser agrees, severally and not jointly, to indemnify and hold harmless the Issuer and its directors, officers and each person, if any, who controls the Issuer within the meaning of the Securities Act or the Exchange Act, against any loss, claim, damage, liability or expense, as incurred, to which the Issuer or any such director or controlling person may become subject, under the Securities Act, the Exchange Act, or other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of such Initial Purchaser), insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Offering Memorandum, the Pricing Supplement, any Issuer Additional Written Communication or the Final Offering Memorandum (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Preliminary Offering Memorandum, the Pricing Supplement, any Issuer Additional Written Communication or the Final Offering Memorandum (or any amendment or supplement thereto), in reliance upon and in conformity with written information furnished to the Issuer by such Initial Purchaser through the Representative expressly for use therein; and to reimburse the Issuer and each such director or controlling person for any and all expenses (including the fees and disbursements of counsel) as such expenses are reasonably incurred by the Issuer or such director or controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action. The Issuer hereby acknowledges that the only information that the Initial Purchasers through the Representative have furnished to the Issuer expressly for use in the Preliminary Offering Memorandum, the Pricing Supplement, any Issuer Additional Written Communication or the Final Offering Memorandum (or any amendment or supplement thereto) are the statements set forth in the first and second paragraphs under the caption “Plan of Distribution—Short Positions,” the first paragraph under “Plan of Distribution—Commissions and Discounts” and the third and fourth sentences under the caption “Plan of Distribution—New Issue of Notes” in the Preliminary Offering Memorandum and the Final Offering Memorandum. The indemnity agreement set forth in this Section 8(b) shall be in addition to any liabilities that each Initial Purchaser may otherwise have.

(c) Notifications and Other Indemnification Procedures. Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof; provided that the failure to so notify the indemnifying party will not relieve it from any liability that it may have to any indemnified party under subsection (a) or (b) of this Section 8 except to the extent that it has been materially prejudiced by such failure (through the forfeiture of substantive rights and defenses) and shall not relieve the indemnifying party from any liability that the indemnifying party may have to an indemnified party other than under such subsection. In case any such action is brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in and, to the extent that it shall elect, jointly with all other indemnifying parties similarly notified, by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that a conflict may arise between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of such indemnifying party’s election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 8 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with local counsel (in each jurisdiction)), which shall be selected by Merrill Lynch (in the case of counsel representing the Initial Purchasers or their related persons), representing the indemnified parties who are parties to such action) or (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action, in each of which cases the fees and expenses of counsel shall be at the expense of the indemnifying party.

(d) Settlements. The indemnifying party under this Section 8 shall not be liable for any settlement of any proceeding effected without its written consent, which will not be unreasonably withheld, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party against any loss, claim, damage, liability or expense by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by this Section 8, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request or disputed in good faith the indemnified party’s entitlement to such reimbursement prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which any indemnified party is or could have been a party and indemnity was or could have been sought hereunder by such indemnified party, unless such settlement, compromise or consent (i) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such action, suit or proceeding and (ii) does not include any statements as to or any findings of fault, culpability or failure to act by or on behalf of any indemnified party.

SECTION 9. Contribution. If the indemnification provided for in Section 8 hereof is for any reason held to be unavailable to or otherwise insufficient to hold harmless an indemnified party under subsection (a) or (b) of Section 8 hereof in respect of any losses, claims, damages, liabilities or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount paid or payable by such indemnified party, as incurred, as a result of any losses, claims, damages, liabilities or expenses referred to therein (i) in such proportion as is appropriate to reflect the relative benefits received by the Issuer, on the one hand, and the Initial Purchasers, on the other hand, from the offering of the Notes pursuant to this Agreement or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Issuer, on the one hand, and the Initial Purchasers, on the other hand, in connection with the statements or omissions or inaccuracies in the representations and warranties herein that resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative benefits received by the Issuer, on the one hand, and the Initial Purchasers, on the other hand, in connection with the offering of the Notes pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Notes pursuant to this Agreement (before deducting expenses) received by the Issuer, and the total discount received by the Initial Purchasers bear to the aggregate initial offering price of the Notes. The relative fault of the Issuer, on the one hand, and the Initial Purchasers, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact or any such inaccurate or alleged inaccurate representation or warranty relates to information supplied by the Issuer, on the one hand, or the Initial Purchasers, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission or inaccuracy.

The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 8 hereof, any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. The provisions set forth in subsection (c) of Section 8 hereof with respect to notice of commencement of any action shall apply if a claim for contribution is to be made under this Section 9; provided, however, that no additional notice shall be required with respect to any action for which notice has been given under Section 8 hereof for purposes of indemnification.

The Issuer and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 9 were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 9.

Notwithstanding the provisions of this Section 9, no Initial Purchaser shall be required to contribute any amount in excess of the discount received by such Initial Purchaser in connection with the Notes distributed by it. No person guilty of fraudulent misrepresentation (within the meaning of Section 11 of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Initial Purchasers’ obligations to contribute pursuant to this Section 9 are several, and not joint, in proportion to their respective commitments as set forth opposite their names in Schedule A. For purposes of this Section 9, each director, officer and employee of an Initial Purchaser and each person, if any, who controls an Initial Purchaser within the meaning of the Securities Act and the Exchange Act shall have the same rights to contribution as such Initial Purchaser, and each director of the Issuer, and each person, if any, who controls the Issue within the meaning of the Securities Act and the Exchange Act shall have the same rights to contribution as the Issuer.

SECTION 10. Termination of this Agreement. Prior to the Closing Date, this Agreement may be terminated by the Representative by notice given to the Issuer if at any time: (i) trading of any securities issued or guaranteed by the Issuer or CEC shall have been suspended on any exchange or in any over-the-counter market, or trading in securities generally on either the NASDAQ Stock Market or the New York Stock Exchange shall have been suspended or limited, or minimum or maximum prices shall have been generally established on any of such quotation system or stock exchange by the Commission or the Financial Industry Regulatory Authority; (ii) a general banking moratorium shall have been declared by any of federal, New York or Oklahoma authorities; (iii) there shall have occurred any outbreak or escalation of national or international hostilities or any crisis or calamity, or any change in the United States or international financial markets, or any substantial change or development involving a prospective substantial change in United States’ or international political, financial or economic conditions, as in the judgment of the Representative is material and adverse and makes it impracticable or inadvisable to proceed with the offering sale or delivery of the Notes in the manner and on the terms described in the Pricing Disclosure Package or to enforce contracts for the sale of securities; (iv) in the judgment of the Representative there shall have occurred any Material Adverse Change; or (v) the Issuer shall have sustained a loss by strike, fire, flood, earthquake, accident or other calamity of such character as in the judgment of the Representative may interfere materially with the conduct of the business and operations of the Issuer regardless of whether or not such loss shall have been insured. Any termination pursuant to this Section 10 shall be without liability on the part of (x) the Issuer to any Initial Purchaser, except that the Issuer shall be obligated to reimburse the expenses of the Initial Purchasers pursuant to Sections 4 and 6 hereof, (y) any Initial Purchaser to the Issuer, or (z) any party hereto to any other party except that the provisions of Sections 8 and 9 hereof shall at all times be effective and shall survive such termination.

SECTION 11. Representations and Indemnities to Survive Delivery. The respective indemnities, agreements, representations, warranties and other statements of the Issuer, its officers and the several Initial Purchasers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of any Initial Purchaser, the Issuer or any of their partners, officers or directors or any controlling person, as the case may be, and will survive delivery of and payment for the Notes sold hereunder and any termination of this Agreement.

SECTION 12. Notices. All communications hereunder shall be in writing and shall be mailed, hand delivered, couriered or facsimiled and confirmed to the parties hereto as follows:

If to the Initial Purchasers:

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

One Bryant Park

New York, New York 10036

Facsimile: (212) 901-7897

Attention: Legal Department

with a copy (which shall not constitute notice) to:

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

Facsimile: (713) 220-4285

Attention: G. Michael O’Leary

                  Stephanie C. Beauvais

If to the Issuer:

Chesapeake Oilfield Operating, L.L.C.

(operating as Seventy Seven Energy Inc. as of the Spin Date)

777 N.W. 63rd Street

Oklahoma City, Oklahoma 73116

Facsimile: (405) 849-2849

Attention: David Treadwell

with a copy (which shall not constitute notice) to:

Baker Botts, L.L.P.

One Shell Plaza, 910 Louisiana Street

Houston, Texas 77002

Facsimile: (713) 229-7708

Attention: Hillary H. Holmes

Notice given by hand delivery or courier service shall be effective upon actual receipt. Notice given by mail shall be effective upon actual receipt or, if not actually received, the third business day following deposit with the U.S. Post Office, first-class postage pre-paid and return receipt requested. Notice given by facsimile transmission shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. Any party hereto may change the address or facsimile number for receipt of communications by giving written notice to the others.

SECTION 13. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto, and to the benefit of the indemnified parties referred to in Sections 8 and 9 hereof, and in each case their respective successors, and no other person will have any right or obligation hereunder. The term “successors” shall not include any Subsequent Purchaser or other purchaser of the Notes as such from any of the Initial Purchasers merely by reason of such purchase.

SECTION 14. Authority of the Representative. Any action by the Initial Purchasers hereunder may be taken by the Representative on behalf of the Initial Purchasers, and any such action taken by the Representative shall be binding upon the Initial Purchasers.

SECTION 15. Partial Unenforceability. The invalidity or unenforceability of any section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other section, paragraph or provision hereof. If any section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

SECTION 16. Governing Law Provisions.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

(b) Consent to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in the City and County of New York or the courts of the State of New York in each case located in the City and County of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the non-exclusive jurisdiction of the Specified Courts in any Related Proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any Related Proceeding brought in any Specified Court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any Specified Proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any Specified Court that any Related Proceeding brought in any Specified Court has been brought in an inconvenient forum.

SECTION 17. Default of One or More of the Several Initial Purchasers. If any one or more of the several Initial Purchasers shall fail or refuse to purchase Notes that it or they have agreed to purchase hereunder on the Closing Date, and the aggregate number of Notes which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase does not exceed 10% of the aggregate number of the Notes to be purchased on such date, the other Initial Purchasers shall be obligated, severally, in the proportions that the number of Notes set forth opposite their respective names on Schedule A bears to the aggregate number of Notes set forth opposite the names of all such non-defaulting Initial Purchasers, or in such other proportions as may be specified by the Initial Purchasers with the consent of the non-defaulting Initial Purchasers, to purchase the Notes that such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase on the Closing Date. If any one or more of the Initial Purchasers shall fail or refuse to purchase Notes and the aggregate number of Notes with respect to which such default occurs exceeds 10% of the aggregate number of Notes to be purchased on the Closing Date, and arrangements satisfactory to the Initial Purchasers and the Issuer for the purchase of such Notes are not made within 48 hours after such default, this Agreement shall terminate without liability of any party to any other party except that the provisions of Sections 4, 6, 8 and 9 hereof shall at all times be effective and shall survive such termination. In any such case either the Initial Purchasers or the Issuer shall have the right to postpone the Closing Date, as the case may be, but in no event for longer than seven days in order that the required changes, if any, to the Final Offering Memorandum or any other documents or arrangements may be effected.

As used in this Agreement, the term “Initial Purchaser” shall be deemed to include any person substituted for a defaulting Initial Purchaser under this Section 17. Any action taken under this Section 17 shall not relieve any defaulting Initial Purchaser from liability in respect of any default of such Initial Purchaser under this Agreement.

SECTION 18. No Advisory or Fiduciary Responsibility. The Issuer acknowledges and agrees that: (i) the purchase and sale of the Notes pursuant to this Agreement, including the determination of the offering price of the Notes and any related discounts and commissions, is an arm’s-length commercial transaction between the Issuer, on the one hand, and the several Initial Purchasers, on the other hand, and the Issuer is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement; (ii) in connection with each transaction contemplated hereby and the process leading to such transaction each Initial Purchaser is and has been acting solely as a principal and is not the agent or fiduciary of the Issuer or its affiliates, stockholders, creditors or employees or any other party; (iii) no Initial Purchaser has assumed or will assume an advisory or fiduciary responsibility in favor of the Issuer with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether such Initial Purchaser has advised or is currently advising the Issuer on other matters) or any other obligation to the except the obligations expressly set forth in this Agreement; (iv) the several Initial Purchasers and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Issuer and the several Initial Purchasers have no obligation to disclose any of such interests by virtue of any fiduciary or advisory relationship; and (v) the Initial Purchasers have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby, and the Issuer has consulted its own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate.

This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Issuer and the several Initial Purchasers, or any of them, with respect to the subject matter hereof. The Issuer hereby waives and releases, to the fullest extent permitted by law, any claims that the Issuer may have against the several Initial Purchasers with respect to any breach or alleged breach of fiduciary duty.

SECTION 19. Patriot Act. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Initial Purchasers are required to obtain, verify and record information that identifies their respective clients, including the Issuer, which information may include the name and address of their respective clients, as well as other information that will allow the Initial Purchasers to properly identify their respective clients.

SECTION 20. General Provisions. This Agreement constitutes the entire agreement of the parties to this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. This Agreement may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopier, facsimile or other electronic transmission (i.e., a “pdf” or “tif” file) shall be effective as delivery of a manually executed counterpart thereof. This Agreement may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit. The section headings herein are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement.

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Issuer the enclosed copies hereof, whereupon this instrument, along with all counterparts hereof, shall become a binding agreement in accordance with its terms.

Very truly yours,

CHESAPEAKE OILFIELD OPERATING, L.L.C.
(operating as Seventy Seven Energy Inc. following the consummation of the Spin Transactions described herein, if any)

By:	/s/ Cary Baetz
Name:	Cary Baetz
Title:	Chief Financial Officer

[Signature Page to Purchase Agreement]

The foregoing Purchase Agreement is hereby confirmed and accepted by the Initial Purchasers as of the date first above written.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

Acting on behalf of itself

and as the Representative of

the several Initial Purchasers

By:	MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ J. Lex Maultsby
J. Lex Maultsby Managing Director

[Signature Page to Purchase Agreement]

SCHEDULE A

Initial Purchasers	Aggregate Principal Amount of Notes to be Purchased
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$150,000,000
Morgan Stanley & Co. LLC	112,500,000
Wells Fargo Securities, LLC	100,000,000
Citigroup Global Markets Inc.	25,000,000
Credit Agricole Securities (USA) Inc.	43,750,000
Credit Suisse Securities (USA) LLC	25,000,000
SunTrust Robinson Humphrey, Inc.	43,750,000

Total	$500,000,000

Schedule A-1

SCHEDULE B

Issuer as of the date hereof.

Entity Name	Jurisdiction of Formation
Seventy Seven Operating LLC	Oklahoma
Chesapeake Oilfield Finance, Inc.	Delaware
Compass Manufacturing, L.L.C.	Oklahoma
Mid-States Oilfield Supply LLC	Oklahoma
Performance Technologies, L.L.C.	Oklahoma
PTL Prop Solutions, L.L.C.	Oklahoma
Western Wisconsin Sand Company, LLC	Oklahoma
Nomac Drilling, L.L.C.	Oklahoma
Nomac Services, L.L.C.	Oklahoma
Keystone Rock & Excavation, L.L.C.	Oklahoma
Thunder Oilfield Services, L.L.C.	Oklahoma
Hodges Trucking Company, L.L.C.	Oklahoma
Great Plains Oilfield Rental, L.L.C.	Oklahoma
Oilfield Trucking Solutions, L.L.C.	Oklahoma

Issuer after giving effect to the Spin Transactions:

Entity Name	Jurisdiction of Formation
Seventy Seven Operating LLC	Oklahoma
Chesapeake Oilfield Finance, Inc.	Delaware
Mid-States Oilfield Supply LLC	Oklahoma
Performance Technologies, L.L.C.	Oklahoma
PTL Prop Solutions, L.L.C.	Oklahoma
Western Wisconsin Sand Company, LLC	Oklahoma
Nomac Drilling, L.L.C.	Oklahoma
Keystone Rock & Excavation, L.L.C.	Oklahoma
Hodges Trucking Company, L.L.C.	Oklahoma
Great Plains Oilfield Rental, L.L.C.	Oklahoma
Oilfield Trucking Solutions, L.L.C.	Oklahoma

Schedule B-1

EXHIBIT A

Opinion of counsel for the Issuer to be delivered pursuant to Section 5(c)(i) of the Purchase Agreement.

1. The descriptions in each of the Pricing Disclosure Package and the Offering Memorandum under the headings “Description of Notes” and “Book Entry; Delivery and Form,” insofar as they constitute a summary of the terms of the Transaction Documents, are accurate in all material respects.

2. The Indenture constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms.

3. The Notes, when executed by the Company and authenticated by the Trustee in the manner provided in the Indenture and delivered to and paid for by the Initial Purchasers in accordance with the Purchase Agreement, will constitute valid and legally binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms.

4. The Exchange Notes, when executed by the Company and authenticated by the Trustee in the manner provided in the Indenture and delivered in exchange for the Notes pursuant to the Exchange Offer contemplated by the Registration Rights Agreement, will constitute valid and legally binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms.

5. The Registration Rights Agreement constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.

6. None of the execution and delivery by the Company of the Purchase Agreement, the Registration Rights Agreement, the Indenture, the Notes and the Exchange Notes and the consummation of the transactions provided for therein, the offering, issuance, sale and delivery of the Notes pursuant to the Purchase Agreement and the offering, issuance, exchange and delivery of the Exchange Notes (a) results or will result in any breach or violation of, or constitutes or will constitute a default under or results or will result in the creation of any lien, charge or encumbrance upon any property or assets of the Company pursuant to, any indenture, mortgage, deed of trust, note, contract, instrument or document listed on Annex A hereto, except for such contracts for which consents or waivers have been obtained as of the date hereof; or (b) results or will result in a violation by the Company of any law, statute, rule or regulation of the United States or the State of New York applicable to the Company (other than securities laws or anti-fraud laws), which breach, violation, default or creation of a lien, charge or encumbrance, in the case of clauses (a) and (b), would, individually or in the aggregate, be reasonably expected to have a material adverse effect on the business and operations of the Company and its Subsidiaries, taken as a whole, or on the Company’s legal ability to perform its obligations under the Transaction Documents.

Exhibit A-1

7. No consent, approval or authorization of, or filing with, any governmental authority or agency of the United States or the State of New York is required on the part of the Company as a condition to the Company’s valid execution, delivery and performance of its obligations under the Transaction Documents, or to the offer, sale or issuance of the Notes or to the exchange or issuance of the Exchange Notes by the Company other than those that have been made or obtained, or will be made or obtained, under the Securities Act, the Exchange Act, the Trust Indenture Act and the rules and regulations thereunder or as may be required under the state securities or “blue sky” laws.

8. The statements in the Preliminary Offering Memorandum and the Offering Memorandum under the captions “Material U.S. Federal Income and Estate Tax Considerations” and “Certain Considerations for ERISA and Other U.S. Employee Benefit Plans,” insofar as they purport to constitute summaries of law or legal conclusions, are accurate in all material respects.

9. Assuming without independent investigation, (a) that the Notes are sold to the Initial Purchasers, and initially resold by the Initial Purchasers, in accordance with the terms of and in the manner contemplated by, the Purchase Agreement and the Offering Memorandum; (b) the accuracy of the representations and warranties of the Company set forth in the Purchase Agreement and in those certain certificates delivered pursuant thereto on the date hereof; (c) the accuracy of the representations and warranties of the Initial Purchasers set forth in the Purchase Agreement; (d) the due performance and compliance by the Company and the Initial Purchasers of their respective covenants and agreements set forth in the Purchase Agreement; and (e) the Initial Purchasers’ and the Company’s compliance with the transfer procedures and restrictions described in the Offering Memorandum, it is not necessary to register the issuance and sale of the Notes by the Company to the Initial Purchasers and the initial offer and resale of the Notes by the Initial Purchasers, in each case exclusively in the manner contemplated by the Purchase Agreement and the Offering Memorandum, under the Securities Act, or to qualify the Indenture in respect thereof under the Trust Indenture Act of 1939, as amended, it being expressly understood that we express no opinion in this paragraph 9 as to any subsequent offer or resale of any of the Notes.

10. The Company is not and, immediately after giving effect to (i) the issuance and sale of the Notes on the date hereof, (ii) the application of proceeds therefrom as described in the Pricing Disclosure Package and the Offering Memorandum and (iii) the Spin Transactions as described in the Offering Memorandum, will not be, an “investment company” within the meaning of said term as used in the Investment Company Act of 1940, as amended.

With respect to our opinion in paragraph 5 above, we express no opinion as to the enforceability or effect of any provision purporting to require the payment of liquidated damages or additional interest for the failure to timely comply with obligations under the Registration Rights Agreement.

The opinions set forth in paragraphs 2, 3, 4 and 5 above are subject to the qualifications that the enforceability of the instruments and agreements referred to therein may be limited by (a) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (b) public policy, applicable law relating to fiduciary duties and indemnification and contribution and an implied covenant of good faith and fair dealing.

Exhibit A-2

We express no opinion as to the effect of any state or federal securities laws, rules or regulations insofar as they are applicable to or otherwise affect any party to the Transaction Documents, the transactions contemplated by the Transaction Documents or the exercise of any rights or remedies of any party to the Transaction Documents, other than to the extent specifically covered by the opinions set forth in paragraph 9 above and, with respect to the Investment Company Act of 1940, as amended, paragraph 10 above.

We have reviewed the Pricing Disclosure Package and the Offering Memorandum and have participated in conferences with officers and other representatives of the Company, with representatives of the Company’s independent registered public accounting firm and with you and your representatives, at which the contents of the Pricing Disclosure Package and the Offering Memorandum and related matters were discussed. The purpose of our professional engagement was not to establish or confirm factual matters set forth in the Pricing Disclosure Package or the Offering Memorandum, and we have not undertaken to verify independently any of the factual matters in such documents. Moreover, many of the determinations required to be made in the preparation of the Pricing Disclosure Package and the Offering Memorandum involve matters of a non-legal nature. Accordingly, we are not passing upon, and do not assume any responsibility for, the accuracy, completeness or fairness of the statements included in the Pricing Disclosure Package and the Offering Memorandum (except to the extent stated in paragraphs 1 and 8 above). Subject to the foregoing, and on the basis of the information we gained in the course of performing the services referred to above, we advise you that nothing came to our attention that caused us to believe that:

(A) the Pricing Disclosure Package, as of the Time of Sale, included an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or

(B) the Offering Memorandum, as of its date or as of the date hereof, included or includes an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

it being understood that in each case we have not been asked to, and do not, express any belief with respect to (a) the financial statements and schedules or other financial or accounting information included or incorporated by reference therein or omitted therefrom or (b) representations and warranties and other statements of fact contained in the exhibits to documents incorporated by reference therein.

The opinions set forth above are limited in all respects to matters of the laws of the United States and the laws of the State of New York, in each case as published and in effect on the date hereof and that, in our experience, are applicable to the transactions contemplated by the Transaction Documents, and we express no opinion as to the law of any other jurisdiction.

Exhibit A-3

EXHIBIT B

Opinion of counsel for the Issuer to be delivered pursuant to Section 5(c)(ii) of the Purchase Agreement.

1. The Issuer exists as a limited liability company in good standing in the State of Oklahoma.

2. The Issuer has the requisite limited liability company power and authority to (i) execute, deliver, and perform its obligations under the Indenture, Registration Rights Agreement, Purchase Agreement, the Notes, and the Exchange Notes (the “Transaction Documents”), and (ii) carry on its business and its own its properties as described in the Final Offering Memorandum.

3. The execution, delivery, and performance of the Transaction Documents have been duly authorized by the Issuer.

4. None of the execution and delivery by Issuer of the Transaction Documents, and the consummation of the transactions provided for therein, the offering, issuance, sale and delivery of the Notes pursuant to the Purchase Agreement and the offering, issuance, exchange and delivery of the Exchange Notes: (i) results or will result in any violation the Articles of Organization or Operating Agreement of the Issuer, (ii) is prohibited by applicable provisions of laws, statutes, rules or regulations duly enacted or promulgated by the State of Oklahoma (“Statutes or Regulations”) or subjects the Issuer to any fine, penalty or any other similar sanctions under Statutes or Regulations, and (iii) requires any filing or registration by the Issuer with, or approval, consent, or authorization of, any governmental authority under any Statutes or Regulations.

5. The Issuer has duly executed and delivered the Indenture, Registration Rights Agreement and Purchase Agreement.

6. With respect to the Conversion of the Issuer into Seventy Seven Energy Inc., an Oklahoma corporation contemplated by the Plan of Conversion (the “Conversion”), under Oklahoma law, upon the Conversion being duly effected, (i) the domestic corporation shall be deemed to be the same entity as the converting limited liability company; (ii) all of the rights, privileges and powers of the limited liability company, and all property, real, personal and mixed, and all debts due to the limited liability company, as well as all other things and causes of action belonging to the limited liability company, shall remain vested in the domestic corporation to which the limited liability company has converted and shall be the property of the domestic corporation and the title to any real property vested by deed or otherwise in the limited liability company shall not revert or be in any way impaired by reason of the conversion; but all rights of creditors and all liens upon any property of the limited liability company shall be preserved unimpaired, and all debts, liabilities and duties of the limited liability company that has converted shall remain attached to the domestic corporation to which the limited liability company has converted, and may be enforced against it to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by it in its capacity as a domestic corporation; and (iii) the rights, privileges, powers and interests in property of the limited liability company, as well as the debts, liabilities and duties of the limited liability company, shall not be deemed, as a consequence of the conversion, to have been transferred to the domestic corporation to which the limited liability company has converted for any purpose of the laws of the state of Oklahoma.

Exhibit B-1

Qualifications, Limitations, Assumptions, and Exceptions

The opinions in this letter are subject to the following qualifications, limitations, assumptions, and exceptions:

(a) The opinion in 1 above is based solely on our review of the documents described in (vi), (vii), and (x) above.

(b) We have not made any investigation of factual matters or the accuracy or completeness of any representation, warranty, any other information, whether written or oral, that may have been made by or on behalf of the parties to any of the documents described in this letter or otherwise, and we have assumed that none of such information, if any, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made, in light of the circumstances in which they are made, not misleading.

(c) We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such copies.

(d) We have assumed the Issuer has physically delivered the executed Indenture, Registration Rights Agreement, and Purchase Agreement without condition and with the intention to be immediately bound by them.

(e) The opinions expressed in this letter are limited to the matters stated in this letter, and no other opinions should be inferred beyond the opinions expressly stated.

(f) This opinion is based only on the laws of the State of Oklahoma. We express no opinion about the laws of any other state or jurisdiction.

(g) We have not been involved in the negotiation, preparation, or execution of the Indenture, the Purchase Agreement, or any of the related agreements executed or delivered in connection therewith. We have been retained solely for the purpose of rendering certain opinions under Oklahoma law.

Exhibit B-2

EXHIBIT C

Opinion of counsel for the Issuer to be delivered pursuant to Section 5(c)(iii) of the Purchase Agreement.

(i) Except as set forth in the Pricing Disclosure Package and the Final Offering Memorandum, there are no legal or governmental proceedings pending to which the Issuer or any of its subsidiaries is a party or of which any property of the Issuer or any of its subsidiaries is the subject which, if determined adversely to the Issuer or any of its subsidiaries, would reasonably be expected, individually or in the aggregate, to have a material adverse effect on the business, properties, assets, financial condition, equity or results of operations of the Issuer and its subsidiaries, taken as a whole, or would materially and adversely affect the ability of the Issuer to perform its obligations under the Indenture, the Purchase Agreement or the Registration Rights Agreement; and to the best of my knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

(ii) None of (i) the execution and delivery of, or the incurrence or performance by the Issuer or the Subsidiaries of their respective obligations under each of the Transaction Documents to which each of them is a party, each in accordance with its terms, (ii) the offering, issuance, sale and delivery of the Notes pursuant to the Purchase Agreement or (iii) the offering, issuance, exchange and delivery of the Exchange Notes pursuant to the Exchange Offer contemplated by the Registration Rights Agreement in the manner therein contemplated constituted, constitutes or will constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default) under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease or other agreement, except for such breaches, violations or defaults as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the business, operations, affairs, financial condition, assets, or properties of the Issuer and the Subsidiaries, considered as a single enterprise, and on the ability of the Issuer to consummate the transactions contemplated by the Transaction Documents.

The opinions set forth above are limited in all respects to matters of the State of Oklahoma and applicable federal law of the United States, in each case as published and in effect on the date hereof, and I express no opinion as to the law of any other jurisdiction.

In addition, I do not express any opinion with respect to state or local taxes or tax statutes to which the Issuer or the Subsidiaries may be subject.

Exhibit C-1

ANNEX I

PRICING SUPPLEMENT	STRICTLY CONFIDENTIAL

US$500,000,000

SEVENTY SEVEN ENERGY INC.

6.5% Senior Notes due 2022

June 12, 2014

This Pricing Supplement is qualified in its entirety by reference to the Preliminary Offering Memorandum dated June 9, 2014 (the “Preliminary Offering Memorandum”). The information in this Pricing Supplement supplements the Preliminary Offering Memorandum and supersedes the information in the Preliminary Offering Memorandum to the extent inconsistent with the information in the Preliminary Offering Memorandum. Capitalized terms used but not defined in this Pricing Supplement have the respective meanings ascribed to them in the Preliminary Offering Memorandum.

The offer and sale of the notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are being offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and outside the United States to non-U.S. persons in accordance with Regulation S under the Securities Act. The notes are not transferable except in accordance with the restrictions described under “Transfer Restrictions” in the Preliminary Offering Memorandum.

Terms Applicable to the 6.5% Senior Notes due 2022

Issuer:	Seventy Seven Energy Inc., which will be Chesapeake Oilfield Operating, L.L.C. until the consummation of the spin-off described in the Preliminary Offering Memorandum (the “Issuer”)

Aggregate Principal Amount:	$500,000,000

Title of Securities:	6.5% Senior Notes due 2022 (the “Notes”)

Final Maturity Date:	July 15, 2022

Issue Price:	100.000%

Coupon:	6.5%

Yield to Maturity:	6.5%

Interest Payment Dates:	July 15 and January 15, beginning on January 15, 2015

Record Dates:	July 1 and January 1

Annex I-1

This Pricing Supplement is qualified in its entirety by reference to the

Preliminary Offering Memorandum dated June 9, 2014

Optional Redemption:	On and after July 15, 2017, the Issuer may on one or more occasions redeem all or part of the Notes at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Notes redeemed to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the twelve-month period beginning on July 15 of the years indicated below:

Year	Price
2017	104.875%
2018	103.250%
2019	101.625%
2020 and thereafter	100.000%

Prior to July 15, 2017, the Issuer may on one or more occasions redeem all or part of the Notes at a redemption price equal to the sum of the principal amount of the Notes to be redeemed, plus the Make Whole Premium at the redemption date, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

Optional Redemption with Equity Proceeds:	Up to 35% at 106.5% prior to July 15, 2017

Change of Control:	Change of control put at 101%

Initial Purchasers:	Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Morgan Stanley & Co. LLC Wells Fargo Securities, LLC Citigroup Global Markets Inc. Credit Agricole Securities (USA) Inc. Credit Suisse Securities (USA) LLC SunTrust Robinson Humphrey, Inc.

Trade Date:	June 12, 2014

Settlement Date:	June 26, 2014 (T+10)

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Distribution:	144A and Regulation S with registration rights as set forth in the Preliminary Offering Memorandum

CUSIP and ISIN Numbers:	144A Notes:	Reg S Notes:
	CUSIP: 165263 AA2	CUSIP: U1650X AA3
	ISIN: US165263AA27	ISIN: USU1650XAA38

Other information (including financial information) presented in the Preliminary Offering Memorandum is deemed to have changed to the extent affected by the changes described herein.

This material is confidential and is for your information only and is not intended to be used by anyone other than you. This Pricing Supplement does not purport to contain a complete description of the Notes or the offering. Please refer to the Preliminary Offering Memorandum for a complete description.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg email or another communication system.

Annex I-2

ANNEX II

Resale Pursuant to Regulation S or Rule 144A. Each Initial Purchaser understands that:

Such Initial Purchaser agrees that it has not offered or sold and will not offer or sell the Notes in the United States or to, or for the benefit or account of, a U.S. Person (other than a distributor), in each case, as defined in Rule 902 of Regulation S (i) as part of its distribution at any time and (ii) otherwise until 40 days after the later of the commencement of the offering of the Notes pursuant hereto and the Closing Date, other than in accordance with Regulation S or another exemption from the registration requirements of the Securities Act. Such Initial Purchaser agrees that, during such 40-day restricted period, it will not cause any advertisement with respect to the Notes (including any “tombstone” advertisement) to be published in any newspaper or periodical or posted in any public place and will not issue any circular relating to the Notes, except such advertisements as permitted by and include the statements required by Regulation S.

Such Initial Purchaser agrees that, at or prior to confirmation of a sale of Notes by it to any distributor, dealer or person receiving a selling concession, fee or other remuneration during the 40-day restricted period referred to in Rule 903 of Regulation S, it will send to such distributor, dealer or person receiving a selling concession, fee or other remuneration a confirmation or notice to substantially the following effect:

“The securities covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered and sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of your distribution at any time or (ii) otherwise until 40 days after the later of the date the Notes were first offered to persons other than distributors in reliance on Regulation S and the Closing Date, except in either case in accordance with Regulation S under the Securities Act (or in accordance with Rule 144A under the Securities Act or to accredited investors in transactions that are exempt from the registration requirements of the Securities Act), and in connection with any subsequent sale by you of the Notes covered hereby in reliance on Regulation S under the Securities Act during the period referred to above to any distributor, dealer or person receiving a selling concession, fee or other remuneration, you must deliver a notice to substantially the foregoing effect. Terms used above have the meanings assigned to them in Regulation S under the Securities Act.”

Such Initial Purchaser agrees that the Notes offered and sold in reliance on Regulation S will be represented upon issuance by a global security that may not be exchanged for definitive securities until the expiration of the 40-day restricted period referred to in Rule 903 of Regulation S and only upon certification of beneficial ownership of such Notes by non-U.S. persons or U.S. persons who purchased such Notes in transactions that were exempt from the registration requirements of the Securities Act.

Annex II-1